SECURED PROMISSORY NOTE

$650,000
December 1, 1995

         FOR VALUE RECEIVED, the undersigned, Carl L. Bixby ("Borrower"), promises to pay to the order of INTERFACE SYSTEMS, INC., a Delaware corporation (the "Company") the principal amount of $650,000 (the "Principal Amount") and all accrued interest in accordance with the terms hereof.

         The entire Principal Amount together with interest on the unpaid Principal Amount shall be due and payable, without any setoff or deduction, at the earlier of (a) December 1, 1997, or (b) 90 days after the termination of Borrower's employment with the Company (for any reason, whether voluntary or involuntary, or as a result of resignation, disability or death) (the "Maturity Date"); provided, however, that the Maturity Date with respect to $150,000 of the Principal Amount plus any accrued interest shall be December 31, 1995.

         The unpaid balance of the Principal Amount shall bear interest at an annual rate of 5.79% (the "Base"). In no event shall the interest rate payable hereunder exceed the maximum rate permitted by law. Interest shall be paid annually, with payment to be made on each anniversary date of this Note. Borrower may make interest payments on a more frequent basis. For any period during which a default shall exist in the payment of any amount due and payable hereunder, whether by acceleration or otherwise, such amount shall bear interest at the rate of three percentage points per annum in excess of the Base Rate.

         Payments of the Principal Amount and accrued interest thereon shall be paid by check (Payable in U.S. Funds) made payable to the Company and delivered to the Company's principal place of business or at such other place designated in a writing signed by the Company.

         This Note is secured by a Stock Pledge Agreement between the Borrower and the Company of even date herewith (the "Pledge Agreement"). This Note is entitled to all benefits and is subject to the terms of the Pledge Agreement, which among other things provides for the acceleration of the maturity hereof upon the occurrence of certain events. All the representations, warranties, agreements, terms and conditions contained in the Pledge Agreement are incorporated herein.

         The Borrower may prepay this Note in whole or in part at any time. Any prepayments shall be applied first to past due interest, then to principal and then to accrued interest which is not then due and payable.

         If Borrower fails to deliver to the Company, within fifteen days from the date hereof, certificates for the Common Stock of the Company with a fair market value (as determined by the closing price as reported on The NASDAQ Stock Market) equal to or exceeding 200% of the Principal Amount of this Note, and during the continuance of an Event of Default (as defined in the Pledge Agreement), the obligations evidenced by this Promissory Note, including, without limitation, the entire unpaid Principal Amount together with any accrued interest shall become immediately due and payable, without any notice or demand. The Borrower agrees to pay any costs and expenses of collection, including, without limitation, reasonable attorney's fees.

         During the continuance of an Event of Default ( as defined in the Pledge Agreement), the Company shall have the right to offset any amounts owing by the Company to the Borrower for whatever reason including, but not limited to, salary, bonus or expense reimbursement, against any outstanding Principal Amount and accrued interest.


         The failure of the Company to promptly exercise its right to accelerate outstanding principal and accrued unpaid interest shall not constitute a waiver of any such rights, nor a waiver of such rights in connection with any future default on the part of the Borrower or any other person who may be liable under this Note.

         The Borrower hereby waives presentment, demand, notice of dishonor, notice of protest and all other notices and demands in connection with any delivery, acceptance, performance or default of this Note and agrees that this Note may be modified only by an agreement in writing signed by the Borrower and the Company.

         This Note shall be governed by and interpreted in accordance with the laws of the State of Michigan.




                                          ----------------------------
                                          CARL L. BIXBY